UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2009

CERUS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-21937	68-0262011
(State of jurisdiction)	(Commission File No.)	(IRS Employer Identification No.)

2411 Stanwell Drive

Concord, California 94520

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (925) 288-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Financing Officer

On March 18, 2009, Cerus Corporation (the “Company”) announced that its Chief Financial Officer, William J. Dawson, has decided to leave the company on April 30, 2009, to pursue other professional interests. At such time, Mr. Dawson will cease to be a named executive officer of the Company, as defined in Item 402(a)(3) of Regulation S-K, C.F.R. § 229.10, et. seq.

Appointment of New Chief Accounting Officer

On March 14, 2009, the Board of Directors of the Company appointed Kevin D. Green, to serve as the Company’s Chief Accounting Officer effective as of March 18, 2009. Mr. Green, age 37, has been the Company’s Senior Director of Finance and Controller since January 2006. From 2000 until 2006, Mr. Green held various financial management positions with Macromedia, Inc., a software company acquired by Adobe Systems in 2005, including Director of Finance and Assistant Controller. Prior to joining Macromedia, Mr. Green was a member of PricewaterhouseCoopers LLP in the Assurance and Business Advisory Services division. Mr. Green is a certified public accountant. There is no family relationship between Mr. Green and any executive officer or member of the Board. The change in Mr. Green’s compensation and benefits as a result of his appointment as Chief Accounting Officer has not yet been determined by the Compensation Committee.

A copy of the Company’s press release announcing the information in this Item 5.02 and the information in Item 8.01 is attached as Exhibit 99.1 to this filing.

Item 8.01.	Other Events.

On March 18, 2009, the Company announced a reduction in force of 31 employees, or approximately 30 percent of its current work force. The reduction in force is designed to help lower the Company’s operating expenses, conserve its cash resources and meet its capital requirements into 2010. The Company expects to record a restructuring charge in the first quarter of 2009, including approximately $0.7 million related to this workforce reduction, which the Company does not deem to be material.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release, dated March 18, 2009, entitled “Cerus Announces Reduction in Force to Reflect Streamlined Operations.”

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERUS CORPORATION

Dated: March 19, 2009	By:	/s/ Howard G. Ervin
Howard G. Ervin,
Vice President, Legal Affairs

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EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated March 18, 2009, entitled “Cerus Announces Reduction in Force to Reflect Streamlined Operations.”

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